Act File No. 333-49112

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
POST-EFFECTIVE AMENDMENT NO. 1 6

NATIONWIDE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
OHIO	6311	31-4156830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert W. Horner, III
Vice President Corporate Governance and Secretary
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  (614) 249-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: May 1 , 201 2 .
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	[X]
If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box.	[ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.	[ ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
[ ]
Large accelerated filer	[ ]
Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[X]
Smaller reporting company	[ ]

FLEXIBLE PURCHASE PAYMENT
MODIFIED GUARANTEED ANNUITY CONTRACTS
Supporting Guaranteed Period Options
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
The date of this prospectus is May 1 , 2012 .

Read this prospectus, carefully, and keep it for future reference.

This prospectus describes Flexible Purchase Payment Modified Guaranteed Annuity Contracts supporting investment options referred to as Guaranteed Period Options, offered by Nationwide Life Insurance Company ("Nationwide").

Guaranteed Period Options provide for guaranteed interest rates to be credited over specified durations ("Guaranteed Periods").  Three (3), four (4), five (5), six (6), seven (7), eight (8), nine (9), and ten (10) year Guaranteed Period Options are available.  The minimum amount that may be allocated to a Guaranteed Period Option is $1,000.  An interest rate determined by Nationwide ("Specified Interest Rate") is guaranteed to be credited for the duration of the Guaranteed Period on a daily basis, resulting in a guaranteed annual effective yield.  Different interest rates apply to each Guaranteed Period Option and are determined and guaranteed by Nationwide in its sole discretion.

Guaranteed Period Options will produce a guaranteed annual effective yield at the Specified Interest Rate so long as amounts invested are neither withdrawn nor transferred prior to the end of the Guaranteed Period.  Withdrawals for any reason prior to the expiration of the Guaranteed Period, except for payment of the death benefit, are subject to a Market Value Adjustment and may be subject to a Contingent Deferred Sales Charge.  Transfers between Guaranteed Period Options prior to the expiration of a Guaranteed Period are subject to a Market Value Adjustment, but are not subject to a Contingent Deferred Sales Charge.  However, any amount transferred to a new Guaranteed Period prior to maturity will be subject to a new Contingent Deferred Sales Charge schedule.

Nationwide established the Nationwide Multiple Maturity Separate Account-2, pursuant to Ohio law, to aid in reserving and accounting for Guaranteed Period Option obligations.  However, all of the general assets of Nationwide are available for the purpose of meeting the guarantees of the Guaranteed Period Options. Amounts allocated to the Guaranteed Period Options are generally invested in fixed income investments purchased by Nationwide.  Contract owners allocating amounts either to a Guaranteed Period Option or the Transition Account have no claim against any assets of Nationwide, including assets held in the Nationwide Multiple Maturity Separate Account-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The Guaranteed Period Options described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.

For information on how to contact Nationwide, see "Contacting the Service Center" on page 26.

TABLE OF CONTENTS

 GLOSSARY...1

PREMIUM TAXES...13

RIGHT TO REVOKE...13

TRANSFERS...13

SURRENDERS (REDEMPTIONS)...13

ASSIGNMENT...15

ANNUITIZING THE CONTRACT...15

DEATH BENEFITS...16

REQUIRED DISTRIBUTIONS...17

FEDERAL TAX CONSIDERATIONS...20

STATEMENTS... 25

INVESTMENTS ...25

CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GUARANTEED PERIOD OPTIONS... 26

LEGAL OPINION... 26

ABOUT NATIONWIDE ...26

        CONTACTING THE SERVICE CENTER ……………………………………………………………………………….......................................................................... 26

EXPERTS ...26

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION.................................................................................................................................................... 27

APPENDIX A...A-1

APPENDIX B...B-1

Available Information

Information about Nationwide and the product may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202)-551-8090.  The SEC also maintains a website (www.sec.gov) that contains the prospectus and other information.

GLOSSARY

Annuitization Date- The date the annuity payments begin.

Annuity Commencement Date- The date on which annuity payments are scheduled to begin.  This date may be changed by the contract owner with Nationwide's consent.

Contract Value- The sum of all amounts allocated to any of the Guaranteed Period Options plus any amount allocated to the Transition Account.

Contract Year- Each year the Contract remains in force beginning with the date the Contract is issued.

Guaranteed Period- The period corresponding to a 3, 4, 5, 6, 7, 8, 9, or 10 year Guaranteed Period Option. Amounts allocated to a Guaranteed Period Option will be credited with a Specified Interest Rate over the corresponding guaranteed period, so long as such amounts are not withdrawn or transferred from the Guaranteed Period Option prior to the Maturity Date.  The Guaranteed Period may last for up to 3 months beyond the 3, 4, 5, 6, 7, 8, 9, or 10 year anniversary of the allocation to the Guaranteed Period Option due to every Guaranteed Period ending on the final day of a calendar quarter.

Guaranteed Period Option Year- Each 12 month period beginning with the date a new allocation is made to a Guaranteed Period Option.  New allocations include transfers from one Guaranteed Period Option to another, or new Purchase Payments allocated to a Guaranteed Period Option.

Individual Retirement Annuity ("IRA")- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

Interest Rate Swaps- Interest rate quotations for 1, 2, 3, 4, 5, 7 and 10 years published by the Federal Reserve Board on a regular basis.  Nationwide uses Interest Rate Swaps in its Market Value Adjustment  formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets.

Investment Period- The period of time beginning with a declaration by the Company of new Guaranteed Period Option interest rates (the different Specified Interest Rates for each of the Guaranteed Period Options) and ending with the subsequent declaration of new Specified Interest Rates.

Investment-Only Contract- A contract purchased by a Qualified Pension, Profit-Sharing or Stock Bonus Plan as defined by Section 401(a) of the Internal Revenue Code.

Market Value Adjustment ("MVA")- The upward or downward adjustment in value of amounts allocated to a Guaranteed Period Option which are withdrawn from the Guaranteed Period Option for any reason, other than payment of the death benefit, prior to the Maturity Date.

Maturity Date- The date on which a particular Guaranteed Period Option matures.  Such date will be the last day of a calendar quarter in which the third, fourth, fifth, sixth, seventh, eighth, ninth or tenth anniversary of the date on which amounts are allocated to a 3, 4, 5, 6, 7, 8, 9 or 10 year Guaranteed Period Option, respectively.

Nationwide- Nationwide Life Insurance Company.

Non-Qualified Contract- A contract which does not qualify for favorable tax treatment as a Qualified Plan, Individual Retirement Annuity, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.

Qualified Plan- Retirement plans that receive favorable tax treatment under the provision of Section 401(a) of the Internal Revenue Code, including Investment-Only Contracts.  In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.

Roth IRA- An individual retirement annuity which qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

Service Center- The department of Nationwide responsible for receiving all service and transaction requests relating to the contract.  For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide's mail and document processing facility.  For service and transaction requests communicated by telephone, the Service Center is Nationwide's operations processing facility.  Information on how to contact the Service Center is in the "Contacting the Service Center" provision.

Simplified Employee Pensions ("SEP") IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Simple IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Specified Interest Rate- The interest rate guaranteed to be credited to amounts allocated under a selected Guaranteed Period Option so long as such allocations are not distributed for any reason from the Guaranteed Period Option prior to the Guaranteed Period Option Maturity Date.

Specified Value- The amount allocated to a Guaranteed Period Option minus withdrawals and transfers out of the Guaranteed Period Option, plus interest accrued at the Specified Interest Rate.  The Specified Value is subject to a Market Value Adjustment, except for payment of the death benefit, at all times prior to the Maturity Date.

Tax Sheltered Annuity- An annuity which qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code.

Transition Account- An account with interest rates that are set monthly by Nationwide.

SYNOPSIS OF THE CONTRACTS

Introduction

The contracts described in this prospectus are flexible purchase payment contracts.  The contracts may be issued as either individual or group contracts.  In those states where contracts are issued as group contracts, references throughout this prospectus to "contract(s)" will also mean "certificate(s)" and "contract owner" will mean "participant."

The contracts can be categorized as:

•	Individual Retirement Annuities (IRAs) (with contributions rolled over or transferred from certain tax-qualified plans);

•	Investment-Only Contracts (Qualified Plans);

•	Non-Qualified;

•	Roth IRAs;

•	SEP IRAs;

•	Simple IRAs; and

•	Tax Sheltered Annuities (with contributions rolled over or transferred from other Tax Sheltered Annuity plans).

For more detailed information with regard to the differences in contract types, see "Types of Contracts" later in this prospectus.

Minimum Initial and Subsequent Purchase Payments

Contract Type	Minimum Initial Purchase Payment	Minimum Subsequent Payments
IRA	$2,000	$1,000
Investment-Only Contracts (Qualified Plans)	$10,000	$1,000
Non-Qualified	$10,000	$1,000
Roth IRA	$2,000	$1,000
SEP IRA	$2,000	$1,000
Simple IRA	$2,000	$1,000
Tax Sheltered Annuity	$10,000	$1,000

Each purchase payment may be allocated to any combination of Guarantee Period Options or the Transition Account.  However, a minimum of $1,000 must be deposited into each Guarantee Period Option elected.

Charges and Expenses

Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract.  However, if any amount of a Guaranteed Period Option is withdrawn prior to the Maturity Date for a particular Guarantee Period Option, the amount withdrawn is subject to a Market Value Adjustment in addition to any applicable contingent deferred sales charges ("CDSC").

This CDSC reimburses Nationwide for sales expenses.  The amount of the CDSC will not exceed 5% of the amount withdrawn.

The CDSC for the 10-year Guaranteed Period Option applies as follows:

Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	3%
6	2%
7	2%
8	1%
9	1%
10	0%

For Guarantee Period Options less than 10 years, the CDSC is not assessed once the Guarantee Period Option reaches the Maturity Date.  For instance, if the 5-year Guarantee Period Option is elected, the CDSC schedule is as follows:

Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	0%

Each Contract Year, the contract owner may withdraw without a CDSC the greater of:

•	10% of the Contract Value; or

•	any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

A Market Value Adjustment will apply to any free amounts withdrawn prior to the Maturity Date (see "Market Value Adjustment").  The free withdrawal privilege is non-cumulative.  Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year (see "Contingent Deferred Sales Charge").

The Internal Revenue Code may impose restrictions on withdrawals for contracts issued as Tax Sheltered Annuities or contracts issued to Qualified Plans.

Annuity Payments

Annuity payments begin on the Annuitization Date.  Annuity payments will be based on the annuity payment option chosen prior to annuitization (see "Fixed Payment Annuity Payment Options").

Taxation

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased.  Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").

Ten Day Free Look

Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the Contract Value, including any applicable Market Value Adjustment or other amounts required by law (see "Right to Revoke").

TYPES OF CONTRACTS

The contracts described in this prospectus are classified according to the tax treatment they are subject to under the Internal Revenue Code.  The following is a general description of the various types of contracts.  Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.

Individual Retirement Annuities

Individual Retirement Annuities ("IRAs") are contracts that satisfy the provisions of Section 408(b) of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the premiums are not fixed;

•	the annual premium cannot exceed $5,000 (although rollovers of greater amounts from qualified plans, tax-sheltered annuities and other IRAs can be received);

•	certain minimum distribution requirements must be satisfied after the owner attains the age of 70½;

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from Individual Retirement Accounts, other Individual Retirement Annuities, Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.

Investment-Only Contracts (Qualified Plans)

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan.  The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.

Non-Qualified Contracts

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, a Simple IRA, or a Tax Sheltered Annuity.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required statutory period.

Non-Qualified Contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.

Roth IRAs

Roth IRA contracts are contracts that satisfy the requirements of Section 408A of the Internal Revenue Code, including the following requirements:

•	the contract is not transferable by the owner;

•	the premiums are not fixed;

•	the annual premium cannot exceed $5,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

•	the entire interest of the owner in the contract is nonforfeitable; and

•	after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA; however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA.  For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

Simplified Employee Pensions ("SEP") IRAs

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as for an IRA.  In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan must satisfy:

•	minimum participation rules;

•	top-heavy contribution rules;

•	nondiscriminatory allocation rules; and

•	requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

Simple IRAs

A Simple IRA is an IRA that satisfies the following requirements:

•	vesting requirements;

•	participation requirements; and

•	administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.  A Simple IRA cannot receive rollover distributions except from another Simple IRA.

Tax Sheltered Annuities

Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees.  These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludible from the income of the employee, up to statutory maximum amounts.  These amounts should be set forth in the plan adopted by the employer.

Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, IRAs, other Tax Sheltered Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).

The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred.  Certain minimum distribution requirements must be satisfied after the owner attains the age of 70½, and after the death of the owner.  Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the required period of time.

INVESTING IN THE CONTRACT

There are eight different Guaranteed Period Options available: a 3-year Guaranteed Period Option; a 4-year Guaranteed Period Option; a 5-year Guaranteed Period Option; a 6-year Guaranteed Period Option; a 7-year Guaranteed Period Option; an 8-year Guaranteed Period Option; a 9-year Guaranteed Period Option; and a 10-year Guaranteed Period Option.  Contract owners may elect to have Purchase Payments allocated among the Guaranteed Period Options and the Transition Account.  The minimum amount of any allocation to a Guaranteed Period Option is $1,000.  If a contract owner does not specify how the Purchase Payment is to be allocated, the entire Purchase Payment will be allocated to the Transition Account.

The guarantees associated with the Guaranteed Period Options are the exclusive obligation of Nationwide.  A separate account, authorized and created in accordance with Ohio law, was established for the sole purpose of reserving and accounting for assets associated with the Guaranteed Period Options.  The assets of the separate account are owned by Nationwide.  Contract owners have no claim against the assets of the separate account, maintain no interest in the separate account and do not participate in the investment experience of the separate account.

The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant or owned by any one contract owner cannot exceed $1,500,000 without Nationwide's prior consent.

GUARANTEED PERIOD OPTIONS

Guaranteed Period Options provide for a guaranteed interest rate ("Specified Interest Rate"), to be credited as long as any amount allocated to the Guaranteed Period Option is not distributed for any reason, prior to the Maturity Date of the Guaranteed Period Option.  Each Guaranteed Period Option has a Guarantee Period.  Generally, a 3-year Guaranteed Period Option offers guaranteed interest at a Specified Interest Rate over 3 years, a 4-year Guaranteed Period Option offers guaranteed interest at a Specified Interest Rate over 4 years, and so on.  Because every Guaranteed Period Option will mature on the last day of a calendar quarter, the Guaranteed Period of a Guaranteed Period Option may extend for up to 3 months beyond the 3, 4, 5, 6, 7, 8, 9, or 10-year anniversary of allocations made to 3, 4, 5, 6, 7, 8, 9, or 10-year Guaranteed Period Option, respectively.

Amounts allocated to a Guaranteed Period Option will be credited at the Specified Interest Rate for the duration of the Guaranteed Period associated with the Guaranteed Period Option.  Specified Interest Rates for each Guaranteed Period Option are declared periodically at the sole discretion of Nationwide.  The Investment Period is the period of time during which declared Specified Interest Rates will be effective for new allocations.  Investment Periods will typically last for one week, but may be longer or shorter depending on interest rate fluctuations in financial markets.  During any particular Investment Period, any transfer allocation or new purchase payment allocation to a Guaranteed Period Option will earn the Specified Interest Rate effective for that Investment Period for the duration of the Guaranteed Period of the Guaranteed Period Option (see "Specified Interest Rates and Guaranteed Periods").

The Specified Interest Rate will be credited daily to amounts allocated to a Guaranteed Period Option, providing an annual effective yield.  The Specified Interest Rate will continue to be credited as long as allocations receiving that rate remain in the Guaranteed Period Option until the Maturity Date.  However, any surrenders, transfers or withdrawals for any reason, except to pay the death benefit, prior to the Maturity Date will be subject to a Market Value Adjustment (see "Market Value Adjustment").

The Specified Interest Rate

The Specified Interest Rate is the rate of interest guaranteed by Nationwide to be credited to allocations made to the Guaranteed Period Options for the corresponding Guaranteed Period, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date.  Different Specified Interest Rates may be established for the eight different Guaranteed Period Options.

Generally, Nationwide will declare new Specified Interest Rates weekly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently.  Nationwide observes no specific method in establishing the Specified Interest Rates.  However, Nationwide will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Guaranteed Periods of the Guaranteed Period Options.  In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends.  Nationwide has no way of predicting what Specified Interest Rates may be declared in the future and there is no minimum Specified Interest Rate for any of the Guaranteed Period Options.

The Investment Period

The Investment Period is the period of time during which a particular Specified Interest Rate is in effect for new allocations to the various Guaranteed Period Options.  All allocations made to a Guaranteed Period Option during an Investment Period are credited with the Specified Interest Rate in effect at the time of allocation.  An Investment Period ends when a new Specified Interest Rate relative to the applicable Guaranteed Period Option is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to Guaranteed Period Options during prior Investment Periods.  Prior allocations to the Guaranteed Period Option will be credited with the Specified Interest Rate in effect when the allocation was made.

The Specified Interest Rate is credited to allocations made to Guaranteed Period Options on a daily basis, resulting in an annual effective yield, guaranteed by Nationwide, unless amounts are withdrawn or transferred from the Guaranteed Period Option for any reason prior to the Maturity Date.  The Specified Interest Rate will be credited for the entire Guaranteed Period associated with the Guaranteed Period Option.  If amounts are withdrawn or transferred from the Guaranteed Period Option for any reason, except payment of the death benefit, prior to the Maturity Date, a Market Value Adjustment will be applied to the amount withdrawn or transferred.

Information concerning the Specified Interest Rates in effect for the various Guaranteed Period Options can be obtained by contacting the Service Center .

Guaranteed Periods

The Guaranteed Period is the period of time corresponding with the selected Guaranteed Period Option for which the Specified Interest Rate is guaranteed to be in effect, so long as the amounts allocated remain in the Guaranteed Period Option until the Maturity Date.  A Guaranteed Period always expires on a Maturity Date which will be the last day of a calendar quarter, which may last up to three months past the anniversary date of the allocation to the Guaranteed Period Option.

For example, if an allocation is made to a 10 year Guaranteed Period Option on February 1, 2004, the Specified Interest Rate for that Guaranteed Period Option will be credited until March 31, 2014; the Guaranteed Period will begin on February 1, 2004 and end on March 31, 2014.

Guaranteed Periods will be exactly 3, 4, 5, 6, 7, 8, 9, or 10 years only when an allocation to a Guaranteed Period Option occurs on the last day of a calendar quarter.

Guaranteed Period Options at Maturity

Nationwide will send notice to contract owners of impending Maturity Dates (always the last day of a calendar quarter) at least 90 days prior to the end of a Guaranteed Period.  The notice will include the projected value of the Guaranteed Period Option on the Maturity Date.

Once the Guaranteed Period Option matures, contract owners may:

(1)	surrender the Guaranteed Period Option, in part or in whole, without a Market Value Adjustment and/or a CDSC;

(2)
wholly transfer the Guaranteed Period Option to another Guaranteed Period Option of the same or different duration without a Market Value Adjustment and/or a CDSC.  A confirmation of any such transfer will be sent immediately after the transfer is processed;

(3)
partially transfer amounts of the Guaranteed Period Option to various Guaranteed Period Options of different durations without a Market Value Adjustment or a CDSC.  A confirmation of any such transfer will be sent immediately after the transfer is processed; or

(4)
elect not to transfer or surrender all or a portion of the Guaranteed Period Option, in which case, the remaining portion of the Guaranteed Period Option will be automatically transferred to the Transition Account following the Maturity Date.  A confirmation will be sent immediately after the automatic transfer is executed.

If no direction is received by Nationwide prior to the Maturity Date of a Guaranteed Period Option all amounts in that Guaranteed Period Option will automatically be transferred to the Transition Account.

TRANSITION ACCOUNT

Amounts not allocated to a Guaranteed Period Option are held in the Transition Account.  The Transition Account is a short-term liquid investment account.  The Transition Account is not designed for long term investing.

Nationwide will declare a new interest rate each month which will apply to all funds in the Transition Account.

Transfers or surrenders from the Transition Account may be made at any time without application of a Market Value Adjustment or a CDSC.

CONTINGENT DEFERRED SALES CHARGES

No sales charge deduction is made from the purchase payments when amounts are deposited into the contracts.  However, if any amount is withdrawn from a Guaranteed Period Option prior to its Maturity Date, Nationwide will deduct a CDSC.

The CDSC will not exceed 5% of the amount withdrawn. The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount surrendered.

For purposes of calculating the CDSC surrenders are considered to come first from the Transition Account until it is exhausted and then from each Guaranteed Period Option in proportion to the total remaining Contract Value, unless the contract owner specifies otherwise.  (For tax purposes, a surrender is usually treated as a withdrawal of earnings first.)

The CDSC for the 10-year Guaranteed Period Option applies as follows:

Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	3%
6	2%
7	2%
8	1%
9	1%
10	0%

For Guaranteed Period Options less than 10 years, the CDSC is not assessed once the Guaranteed Period Option reaches the Maturity Date.  For instance, if the 5-year Guaranteed Period Option is elected, the CDSC schedule is as follows:

Number of Completed Years in Guaranteed Period Option from Date of Purchase Payment	CDSC Percentage
0	5%
1	5%
2	4%
3	4%
4	3%
5	0%

The CDSC is used to cover sales expenses, including commissions (maximum of 5% of each allocation to a Guaranteed Period), production of sales material, and other promotional expenses.  If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general assets.

All or a portion of any withdrawal may be subject to federal income taxes.  Contract owners taking withdrawals before age 59½ may be subject to a 10% penalty tax.

Waiver of Contingent Deferred Sales Charge

Each Contract Year, the contract owner may withdraw without a CDSC the greater of:

•	10% of the Contract Value; or

•	any amount withdrawn to meet minimum distribution requirements under the Internal Revenue Code.

A Market Value Adjustment will apply to any free amounts withdrawn prior to the Maturity Date.  The CDSC-free privilege is non-cumulative.  Free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.

In addition, no CDSC will be deducted:

(1)	upon the annuitization of contracts which have been in force for at least two years;

(2)	for amounts withdrawn from the Transition Account or transferred from the Transition Account to any Guaranteed Period Option;

(3)	for amounts transferred prior to maturity from a Guaranteed Period Option to a new Guaranteed Period Option within the contract;

(4)	upon payment of the death benefit payment prior to the Annuitization Date; or

(5)	from any values which have been held under a Guarantee Period Option for the applicable Guaranteed Period.

Further, a CDSC will not apply if the contract owner is confined to a long term care facility or hospital for a continuous 180 day period commencing while the Contract is in-force.  In the case of joint ownership, the waiver will apply if either joint owner is confined.  Request for waiver must be received by Nationwide during the period of confinement or no later than 90 days after the confinement period ends.  If the withdrawal request is received later than 90 days after the confinement period ends, the surrender charge, if applicable, will be assessed.  Written notice and proof of confinement must be received in a form satisfactory to Nationwide and be recorded at the Service Center prior to the waiver of surrender charges.

The CDSC will not be eliminated if to do so would be unfairly discriminatory or prohibited by state law.

MARKET VALUE ADJUSTMENT

General Information Regarding the Market Value Adjustment

Guaranteed Period Options which are surrendered, transferred or distributed for any reason, except to pay the death benefit, prior to the Maturity Date for the Guaranteed Period Option will be subject to a Market Value Adjustment.  The Market Value Adjustment is determined by the multiplication of a Market Value Adjustment factor (arrived at by calculation of the Market Value Adjustment formula) by the Specified Value, or the portion of the Specified Value being withdrawn.

Specified Value is the amount of the allocation to the Guaranteed Period Option, plus interest accrued at the specified interest rate minus prior distributions.  The Market Value Adjustment may either increase or decrease the amount of the distribution.

The Market Value Adjustment is intended to approximate, without duplicating, Nationwide's experience when it liquidates assets in order to satisfy contractual obligations.  Such obligations arise when contract owners make withdrawals or transfers, or when the operation of the Contract requires a distribution, such as a death benefit.  When liquidating assets, Nationwide may realize either a gain or a loss.

If prevailing interest rates are higher than the specified interest rate in effect at the time of the Guaranteed Period Option allocation, Nationwide is likely to realize a loss when it liquidates assets in order to process a surrender or transfer; and therefore, application of the Market Value Adjustment under such circumstances will decrease the amount of the distribution.

Conversely, if prevailing interest rates are lower than the specified interest rate in effect at the time of the Guaranteed Period Option allocation, Nationwide is likely to realize a gain when it liquidates assets in order to process a surrender or transfer; therefore, application of the Market Value Adjustment under such circumstances will likely increase the amount of the distribution.

Nationwide measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the Market Value Adjustment formula, and relies on the interest rate swap yields to represent both prevailing interest rates and Specified Interest Rates.  The Market Value Adjustment formula and the Interest Rate Swap are described more fully below.

Interest Rate Swap

The Market Value Adjustment formula for deriving the Market Value Adjustment factor is based on Interest Rate Swaps which are published by the Federal Reserve Board on a regular basis.  Nationwide utilizes Interest Rate Swaps in its Market Value Adjustment formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets, which can be relied upon to reflect the relationship between Specified Interest Rates declared by Nationwide and the prospective interest rate fluctuations.

Interest Rate Swap quotations for 1, 2, 3, 4, 5, 7 and 10-years are published by the Federal Reserve Board on a regular basis.  To the extent that the Market Value Adjustment formula shown below requires a rate associated with a maturity not published (such as a 6, 8 or 9-year maturity), Nationwide will calculate such rates based on the relationship of the published rates.  For example, if the published 5-year rate is 6% and the published 7-year rate is 6.50%, the 6-year rate will be calculated as 6.25%.

The Market Value Adjustment Formula

The Market Value Adjustment formula is utilized when a distribution is made from a Guaranteed Period Option during the Guaranteed Period.  The Market Value Adjustment is a calculation expressing the relationship between three factors:

(1)	the Interest Rate Swap yield for the period of time coinciding with the Guaranteed Period of the Guaranteed Period Option;

(2)
the Interest Rate Swap yield for a period coinciding with the time remaining in the Guaranteed Period of a Guaranteed Period Option when a distribution giving rise to a Market Value Adjustment occurs; and

(3)	the number of days remaining in the Guaranteed Period of the Guaranteed Period Option.

The formula for determining the Market Value Adjustment factor is:
                                                                                                    t
(1 + a)

(1 + b + .0025)

Where:

a =	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;

b =
the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and

t =	the number of days until the Maturity Date, divided by 365.25.

In the case of "a" above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board for the date two days prior to the date of an allocation to the Guaranteed Period Option was made.  If no rate is published for a given date, then the most recent published rate available will be utilized.

In the case of "b" above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board for the two days prior to the date of withdrawal, transfer or distribution.  If no rate is published for a given date, then the most recent published rate available will be utilized.

The Market Value Adjustment factor will be equal to 1 during the Investment Period.

The Market Value Adjustment formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated.  This is represented in the addition of .0025 in the Market Value Adjustment formula.

The result of the Market Value Adjustment formula shown above is the Market Value Adjustment factor.  The Market Value Adjustment factor is multiplied by the Specified Value, or that portion of the Specified Value being distributed from a Guaranteed Period Option in order to effect a Market Value Adjustment.  The Market Value Adjustment factor will either be greater, less than or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, from the Guaranteed Period Option for any reason except payment of the death benefit.  If the result is greater than 1, a gain will be realized by the contract owner; if less than 1, a loss will be realized.  If the Market Value Adjustment factor is exactly 1, no gain or loss will be realized.

If the Federal Reserve Board halts publication of Interest Rate Swaps, or if, for any other reason, Interest Rate Swaps are not available, Nationwide will use appropriate rates based on U.S. Treasury Bond yields.

Examples of how to calculate Market Value Adjustments are provided in Appendix A.

CONTRACT OWNERSHIP

The contract owner has all rights under the contract.  Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the Annuitization Date.  Any change of contract owner automatically revokes any prior contract owner designation.  Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.

A change in contract ownership must be submitted in writing and recorded at the Service Center .  Once recorded, the change will be effective as of the date signed.  However, the change will not affect any payments made or actions taken by Nationwide before the change was recorded.

The contract owner may also request a change in the annuitant, contingent annuitant, contingent owner, beneficiary, or contingent beneficiary before the Annuitization Date.  These changes must be:

•	on a Nationwide form;

•	signed by the contract owner; and

•	received at the Service Center before the Annuitization Date.

Nationwide must review and approve any change requests.  For Non-Qualified Contracts, if any contract owner is not a natural person, the change of the annuitant will be treated as the death of the contract owner and will result in a distribution, regardless of whether a contingent annuitant is also named.  Such distribution will be made as if the contract owner died at the date of such change.

On the Annuitization Date, the annuitant will become the contract owner.

Joint Ownership

Joint owners each own an undivided interest in the contract.

Contract owners can name a joint owner at any time before annuitization subject to the following conditions:

•	joint owners can only be named for Non-Qualified Contracts;

•	joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners;

•	the exercise of any ownership right in the contract will generally require a written request signed by both joint owners;

•	an election in writing signed by both contract owners must be made to authorize Nationwide to allow the exercise of ownership rights independently by either joint owner; and

•	Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.

Contingent Ownership

The contingent owner is entitled to certain benefits under the contract if a contract owner who is not the annuitant dies before the Annuitization Date, and there is no surviving joint owner. The contract owner may name or change a contingent owner at any time before the Annuitization Date.  To change the contingent owner, a written request must be submitted to Nationwide.  Once Nationwide has recorded the change, it will be effective as of the date it was signed, whether or not the contract owner was living at the time it was recorded.  The change will not affect any action taken by Nationwide before the change was recorded.

Annuitant

The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends.  This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age.  The annuitant may be changed before the Annuitization Date with Nationwide's consent.

Contingent Annuitant

If the annuitant dies before the Annuitization Date, the contingent annuitant becomes the annuitant. The contingent annuitant must be age 85 or younger at the time of contract issuance unless Nationwide has approved a request for a contingent annuitant of greater age.  All provisions of the contract which are based on the death of the annuitant prior to the Annuitization Date will be based on the death of the last survivor of the annuitant and contingent annuitant.

A contingent annuitant may be selected only for a contract issued as a Non-Qualified Contract.

Beneficiary and Contingent Beneficiary

The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the Annuitization Date and there is no joint owner or contingent annuitant.  The contract owner can name more than one beneficiary.  Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

The contract owner may change the beneficiary or contingent beneficiary during the annuitant's lifetime by submitting a written request to Nationwide.  Once recorded by Nationwide, the change will be effective as of the date it was signed, whether or not the annuitant was living at the time it was recorded.  The change will not affect any action taken by Nationwide before the change was recorded.

PREMIUM TAXES

Nationwide will charge against the Contract Value any premium taxes levied by a state or other government entity.  Premium tax rates currently range from 0% to 5.0%.  This range is subject to change.

The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.  If applicable, Nationwide will deduct premium taxes from the contract:

(1)	at the time the contract is surrendered;

(2)	at annuitization; or

(3)	at such earlier date as Nationwide becomes subject to premium taxes.

Premium taxes may be deducted from death benefit proceeds.

RIGHT TO REVOKE

Contract owners have a ten day "free look" to examine the contract.  The contract may be returned to the Service Center for any reason within ten days of receipt and Nationwide will refund the Contract Value or another amount required by law.  The refunded Contract Value will reflect the deduction of any contract charges, including any applicable Market Value Adjustment, unless otherwise required by law.  All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments.  State and/or federal law may provide additional free look privileges.

TRANSFERS

Transfers among the Guaranteed Period Options and the Transition Account must be made prior to the Annuitization Date.

Transfers from a Guaranteed Period Option to another Guaranteed Period Option prior to its Maturity Date are subject to a Market Value Adjustment.  Transfers from a Guaranteed Period Option to the Transition Account are not permitted prior to its Maturity Date.  Transfers from the Transition Account may be made at anytime without the assessment of a CDSC or a Market Value Adjustment.

The minimum amount that may be transferred either from or to any Guaranteed Period Option is $1,000.

SURRENDERS (REDEMPTIONS)

Contract owners may surrender some or all of their Contract Value before the earlier of the Annuitization Date or the annuitant's death.  Surrender requests must be in writing and Nationwide may require additional information.  When taking a full surrender, the contract must accompany the written request.  Nationwide may require a signature guarantee.

Nationwide will surrender any amount from any Guaranteed Period Option(s) and any amount from the Transition Account needed to equal:  (a) the dollar amount requested; less (b) any CDSC, premium taxes and Market Value Adjustment that may apply.

If a partial surrender is requested, amounts will first be surrendered from the Transition Account (if any), unless otherwise instructed by the contract owner.  Amounts surrendered in excess of amounts in the Transition Account will be surrendered from each of the Guaranteed Period Options.  The amounts surrendered from each Guaranteed Period Option will be in the same proportion that the contract owner's interest in each Guaranteed Period Option bears to the total remaining Contract Value.

Payment from the Guaranteed Period Options will be made within seven days of receipt of both proper written application and proof of interest satisfactory to Nationwide.  However, Nationwide may be required, pursuant to state law, to reserve the right to postpone any payments up to 6 months.

A CDSC may apply.  The contract owner may take the CDSC from either:

•	the amount requested; or

•	the Contract Value remaining after the contract owner has received the amount requested.

If the contract owner does not make a specific election, any applicable CDSC will be taken from the Contract Value remaining after the contract owner has received the amount requested.

The CDSC deducted is a percentage of the amount requested by the contract owner.  Amounts deducted for CDSC are not subject to subsequent CDSC.

Surrenders Under a Tax Sheltered Annuity

Contract owners of a Tax Sheltered Annuity may surrender part or all of their Contract Value before the earlier of the Annuitization Date or the annuitant's death, except as provided below:

(A)
Contract Value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:

(1)	when the contract owner reaches age 59½, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code Section 72(m)(7)); or

(2)
in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may not include any income earned on salary reduction contributions.

(B)	The surrender limitations described in Section A also apply to:

(1)	salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

(2)	earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

(3)	all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).

(C)
Any distribution other than the above, including a ten day free look cancellation of the contract (when available) may result in taxes, penalties, and/or retroactive disqualification of a Tax Sheltered Annuity.

In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.

These provisions explain Nationwide's understanding of current withdrawal restrictions.  These restrictions may change.

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.

Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan

Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.

The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:

•	the participant dies;

•	the participant retires;

•	the participant terminates employment due to total disability; or

•	the participant that works in a Texas public institution of higher education terminates employment.

A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment.  All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.

Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met.  However, Contract Value may be transferred to other carriers, subject to any CDSC.

Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940.  Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.

ASSIGNMENT

Contract rights are personal to the contract owner(s) and may not be assigned without Nationwide's consent.

Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, Simple IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

A Non-Qualified Contract owner may assign some or all rights under the contract.  An assignment must occur before annuitization while the annuitant is alive.  The assignment will become effective once it is recorded at the Service Center .  The assignment will not be recorded until Nationwide has received sufficient direction from the contract owner and assignee as to the proper allocation of contract rights under the assignment.

Nationwide is not responsible for the validity or tax consequences of any assignment.  Nationwide is not liable for any payment or settlement made before the assignment is recorded.  Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned.  Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire Contract Value may cause the portion of the Contract Value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

ANNUITIZING THE CONTRACT

Annuitization

Annuitization is the period during which annuity payments are received.  It is irrevocable once payments have begun.  Amounts allocated to a Guaranteed Period Option that are annuitized prior to the Maturity Date are subject to a Market Value Adjustment.  Upon arrival of the Annuitization Date, the annuitant must choose one of the fixed payment annuity options available.

Nationwide guarantees that each payment under the fixed payment annuity will be the same throughout annuitization.

Annuitization Date

The Annuitization Date is the date that annuity payments begin.  Annuitization will be the first day of a calendar month unless otherwise agreed, and must be at least two years after the contract is issued.  If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first two years subject to Nationwide's approval.

Annuity Commencement Date

The Annuity Commencement Date is the date on which annuity payments are scheduled to begin.  If a contract owner does not choose an Annuity Commencement Date, a date will be established for the contract by Nationwide.  For Qualified Plans, Individual Retirement Annuities and Tax Sheltered Annuities, if the contract owner does not choose the Annuity Commencement Date then the Annuity Commencement Date established on the date of contract issuance will be the date on which the contract owner reaches 70 ½. For Non-Qualified contracts, if the contract owner does not choose the Annuity Commencement Date then the Annuity Commencement Date established on the date of contract issuance will be the date on which the contract owner reaches 90.  The contract owner may change the Annuity Commencement Date before annuitization.  This change must be submitted in writing to the Service Center and approved by Nationwide.

Fixed Payment Annuity

A fixed payment annuity is an annuity where the amount of the annuity payments remains level.

The first payment under a fixed payment annuity is determined on the Annuitization Date based on the annuitant's age (in accordance with the contract) by:

(1)	deducting applicable premium taxes from the total Contract Value; then

(2)	applying the Contract Value amount specified by the contract owner to the fixed payment annuity table for the annuity payment option elected.

Subsequent payments will remain level unless the annuity payment option elected provides otherwise.  Nationwide does not credit discretionary interest during annuitization.

Frequency and Amount of Annuity Payments

Payments are made based on the annuity payment option selected, unless:

•	the amount to be distributed is less than $5,000, in which case Nationwide may make one lump sum payment of the Contract Value; or

•
an annuity payment would be less than $50, in which case Nationwide can change the frequency of payments to intervals that will result in payments of at least $50.  Payments will be made at least annually.

Fixed Payment Annuity Options

Contract owners must elect an annuity payment option before the Annuitization Date.  The annuity payment options are:

(1)
Life Annuity - An annuity payable periodically, but at least annually, for the lifetime of the annuitant.  Payments will end upon the annuitant's death.  For example, if the annuitant dies before the second annuity payment date, the annuitant will receive only one annuity payment. The annuitant will only receive two annuity payments if he or she dies before the third annuity payment date, and so on.

(2)
Joint and Survivor Annuity - An annuity payable periodically, but at least annually, during the joint lifetimes of the annuitant and a designated second individual.  If one of these parties dies, payments will continue for the lifetime of the survivor.  As is the case under option 1, there is no guaranteed number of payments.  Payments end upon the death of the last surviving party, regardless of the number of payments received.

(3)
Life Annuity with 120 or 240 Monthly Payments Guaranteed - An annuity payable monthly during the lifetime of the annuitant.  If the annuitant dies before all of the guaranteed payments have been made, payments will continue to the end of the guaranteed period and will be paid to a designee chosen by the annuitant at the time the annuity payment option was elected.  The designee may elect to receive the present value of the remaining guaranteed payments in a lump sum.  The present value will be computed as of the date Nationwide receives the notice of the annuitant's death.

Not all of the annuity payment options may be available in all states.  Contract owners may request other options before the Annuitization Date.  These options are subject to Nationwide's approval.

If an annuity payment option is not elected by the contract owner prior to the Annuity Commencement Date then a fixed payment life annuity with a Guaranteed Period of 240 months will be the automatic form of payment.  Contracts issued under Qualified Plans, IRAs and Tax Sheltered Annuities are subject to the "minimum distribution" requirements set forth in the plan, contract, and the Internal Revenue Code.

DEATH BENEFITS

Death of Contract Owner - Non-Qualified Contracts

If the contract owner who is not the annuitant dies before the Annuitization Date, the joint owner becomes the contract owner.  If no joint owner is named, the contingent owner becomes the contract owner.  If no contingent owner is named, the last surviving contract owner's estate becomes the contract owner.

If the contract owner and annuitant are the same, and the contract owner/annuitant dies before the Annuitization Date, the contingent owner will not have any rights in the contract unless the contingent owner is also the beneficiary and there is no joint owner.

Distributions under Non-Qualified Contracts will be made pursuant to the "Required Distributions for Non-Qualified Contracts" provision.

Death of Annuitant - Non-Qualified Contracts

If the annuitant who is not a contract owner dies before the Annuitization Date, a death benefit is payable to the beneficiary unless a contingent annuitant is named.  If a contingent annuitant is named, the contingent annuitant becomes the annuitant and no death benefit is payable.

If no beneficiary survives the annuitant, the contingent beneficiary receives the death benefit.  Contingent beneficiaries will share the death benefit equally, unless otherwise specified.

If no beneficiaries or contingent beneficiaries survive the annuitant, the contract owner or the last surviving contract owner's estate will receive the death benefit.

If the annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death of Contract Owner/Annuitant

If a contract owner who is also the annuitant dies before the Annuitization Date, a death benefit is payable according to the "Death of the Annuitant - Non-Qualified Contracts" provision.

A joint owner will receive a death benefit if a contract owner/annuitant dies before the Annuitization Date.

If the contract owner/annuitant dies after the Annuitization Date, any benefit that may be payable will be paid according to the selected annuity payment option.

Death Benefit Payment

The death benefit is equal to the Contract Value but is not subject to a Market Value Adjustment or a CDSC.  The value of the death benefit will be determined as of the date Nationwide receives in writing at the Service Center the following three items:

(1)      proper proof of the annuitant's death;

(2)      an election specifying distribution method; and

(3)      any applicable state required form(s).

Proof of death is either:

(1)	a copy of a certified death certificate;

(2)	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3)	a written statement by a medical doctor who attended the deceased; or

(4)	any other proof satisfactory to Nationwide.

The beneficiary must elect a method of distribution which complies with the "Distribution Provisions" of this contract.  The beneficiary may elect to receive such death benefits in the form of:

(1)	a lump sum distribution;

(2)	an annuity payout; or

(3)	any distribution that is permitted under state and federal regulations and is acceptable by Nationwide.

If such election is not received by the Nationwide within 60 days of the annuitant's death, the beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.

Payment of the death benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

REQUIRED DISTRIBUTIONS

Any distribution paid that is not due to payment of the death benefit may be subject to a CDSC.

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus.  Following is an overview of the required distribution rules applicable to each type of contract.  Please consult a qualified tax or financial advisor for more specific required distribution information.

Required Distributions - General Information

In general, a beneficiary is an individual or other entity that the contract owner designates to receive death proceeds upon the contract owner's death.  The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, Simple IRAs, Roth IRAs, and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner.  A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract.  Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-9.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner.  How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries.  For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death.  For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until September 30th of the year following the contract owner's death.  If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period.  Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

Required Distributions for Non-Qualified Contracts

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies.  The following distributions will be made in accordance with the following requirements:

(1)
If any contract owner dies on or after the Annuitization Date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

(2)
If any contract owner dies before the Annuitization Date, then the entire interest in the contract (consisting of either the death benefit or the Contract Value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:

(a)
any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary.  Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

(b)
if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit.  Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is not a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

(a)	the death of the annuitant will be treated as the death of a contract owner;

(b)	any change of annuitant will be treated as the death of a contract owner; and

(c)	in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

Required Distributions for Tax Sheltered Annuities, IRAs, SEP IRAs, Simple IRAs, and Roth IRAs

Distributions from a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½.  Distributions may be paid in a lump sum or in substantially equal payments over:

(a)	the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or

(b)
a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-9, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner.  If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-9.

For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.

For IRAs, SEP IRAs, and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA,  SEP IRA, or Simple IRA of the contract owner.

If the contract owner's entire interest in a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date.  The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70½.  The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

Due to recent changes in Treasury Regulations, the amount used to compute the minimum distribution requirement may exceed the Contract Value.

If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, IRA, SEP IRA, or Simple IRA) or before the entire Contract Value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a)
if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death.  For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b)
if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

(c)	if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.

If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, IRA,  SEP IRA, or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a)
if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death.  For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the greater of (1) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (2) the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b)
if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the greater of (1) the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter; or (2) the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

(c)
if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For IRAs, SEP IRAs, and Simple IRAs, all or a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates.  The portion of a distribution that is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution.  The owner of an IRA, SEP IRA, or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs, or Simple IRAs.

FEDERAL TAX CONSIDERATIONS

The tax consequences of purchasing a contract described in this prospectus will depend on:

•	the type of contract purchased;

•	the purposes for which the contract is purchased; and

•	the personal circumstances of individual investors having interests in the contracts.

See "Synopsis of the Contracts" for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.

Pursuant to the federal Defense of Marriage Act, same-sex marriages, domestic partnerships, and other similar relationships are not recognized for purposes of federal law.  Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are NOT available under this contract to a same-sex spouse.  Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor.  Same sex spouses remain entitled to receive all other rights and benefits available to any annuity holder's spouse under state law.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation.  Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, IRAs, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract.  Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.

The following is a brief summary of some of the federal income tax considerations related to the contracts.  In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes.  The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Nothing in this prospectus should be considered to be tax advice.  Contract owners and prospective contract owners should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.

The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:

•	IRAs;

•	SEP IRAs;

•	Simple IRAs;

•	Roth IRAs;

•	Tax Sheltered Annuities; and

•	Non-Qualified Contracts.

IRAs, SEP IRAs and Simple IRAs

Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed when received.  If any of the amount contributed to the IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10% is generally applicable.  (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the two year period beginning on the date that the individual first participated in the Simple IRA.)  The 10% penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies); or of the owner and his or her designated beneficiary;

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or non-taxable depending upon whether they are "qualified distributions" or "nonqualified distributions."  A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

•	it is made on or after the date on which the contract owner attains age 59½;

•	it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

•	it is attributable to the contract owner's disability; or

•	it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five year rule generally is satisfied if the distribution is not made within the five taxable year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not included in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA.  Any non-qualified distribution in excess of the total contributions is includable in the contract owner's gross income in the year that is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special four-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%.  The penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

•	for qualified higher education expenses; or

•	used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received.  A portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code.  The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered.  Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59½ years, the income is subject to both the regular income tax and an additional penalty tax of 10%.  The penalty tax can be avoided if the distribution is:

•	made to a beneficiary on or after the death of the owner;

•	attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

•
part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary; or

•	made to the owner after separation from service with his or her employer after age 55.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Annuity Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the Annuitization Date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution.   In general, the investment in the contract is equal to the purchase payments made with after-tax dollars, reduced by any nontaxable distributions.    Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift.  For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the Annuitization Date, a portion of each annuity payment is excludable from taxable income.  The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract.  Once the entire investment in the contract is recovered, all distributions are fully includable in income.  The maximum amount excludable from income is the investment in the contract.  If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

Commencing after December 31, 2010, the Internal Revenue Code provides that if only a portion of a nonqualified annuity contract is annuitized for either (a) a period of 10 years or greater, or (b) for the life or lives of one or more persons, then the portion of the contract that has been annuitized would be treated as  if it were a separate annuity contract.  This means that an Annuitization Date can be established for a portion of the annuity contract (rather than requiring the entire contract to be annuitized at once) and the above description of the taxation of annuity distributions after the Annuitization Date would apply to the portion of the contract that has been annuitized.  The investment in the contract is required to be allocated pro rata between the portion of the contract that is annuitized and the portion that is not.  All other benefits under the contract (e.g., death benefit) would also be reduced pro rata.   For example, if 1/3 of the cash value of the contract were to be annuitized, the death benefit would also be reduced by 1/3.

In determining the taxable amount of a distribution that is made prior to the annuitization date , all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982.  For those contracts, distributions that are made prior to the Annuitization Date are treated first as the nontaxable recovery of the investment in the contract as of that date.  A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59½.  The amount of the penalty is 10% of the portion of any distribution that is includable in gross income.  The penalty tax does not apply if the distribution is:

•	the result of a contract owner's death;

•	the result of a contract owner's disability (as defined in the Internal Revenue Code);

•
one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or

•	is allocable to an investment in the contract before August 14, 1982.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals.  Different rules (the so-called "non-natural persons" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code.  Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned.  Taxation is not deferred, even if the income is not distributed out of the contract.  The income is taxable as ordinary income, not capital gain.

The non-natural persons rules do not apply to all entity-owned contracts.  For purposes of the rule that annuity contracts that are owned by non-natural persons are not treated as annuity contracts for tax purposes, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual.  This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral.  However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural persons rules also do not apply to contracts that are:

•	acquired by the estate of a decedent by reason of the death of the decedent;

•	issued in connection with certain qualified retirement plans and individual retirement plans;

•	purchased by an employer upon the termination of certain qualified retirement plans; or

•	immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

Exchanges

As a general rule, federal income tax law treats exchanges of property in the same manner as a sale of the property.  However, pursuant to Section 1035 of the Internal Revenue Code, an annuity contract may be exchanged tax-free for another annuity, provided that the obligee (the person to whom the annuity obligation is owed) is the same for both contracts.  If the exchange includes the receipt of property in addition to another annuity contract, such as cash, special rules may cause a portion of the transaction to be taxable.

    In June, 2011 the IRS issued Rev. Proc. 2011-38, which addresses the income tax consequences of the direct transfer of a portion of the cash value of an annuity contract in exchange for the issuance of a second annuity contract.  Rev. Proc. 2011-38 modified and superseded prior guidance that was contained in Rev. Proc. 2008-24.  A direct transfer that satisfies the revenue procedure will be treated as a tax-free exchange under Section 1035 of the Code if, for a period of at least 180 from the date of the direct transfer, there are no distributions or surrenders from either annuity contract involved in the exchange.  In addition, The 180 day period will be deemed to have been satisfied with respect to amounts received as an annuity for a period of 10 years or more, or as an annuity for the life of one or more persons.   The taxation of distributions (other than distributions described in the immediately preceding sentence) received within the 180 day period will be determined using general tax principles to determine the substance of those payments.  For example, they could be treated as taxable “boot” in an otherwise tax-free exchange, or as a distribution from the new contract. Rev. Proc. 2011-38 also removed numerous exceptions to the 180 waiting period that Rev. Proc. 2008-11 provided for its 12 month waiting period.  Please discuss any tax consequences concerning any contemplated or completed transactions with a professional tax advisor.  See, also, Non-Qualified Contracts - Natural Persons as Contract Owners , above.

Additional Medicare Tax

    The 2010 Health Care Act added Section 1411 to the Code, which imposes an additional tax of  3.8% on certain unearned income of individuals, trusts and estates, for tax years commencing after December 31, 2012.  The additional tax will apply to the lesser of (a) the taxpayer’s net investment income and (b) the excess of the taxpayer’s modified adjusted gross income over a threshold amount (the threshold amount is $250,000 in the case of a joint return or surviving spouse; $125,000 in the case of a married individual filing a separate return; and $200,000 in any other case). “Net investment income” is equal to the sum of (i) gross income from interest, dividends, annuities, royalties, and rents (other than income derived from any trade or business to which the tax does not apply), (ii) other gross income derived from any business to which the tax applies, and (iii) net gain (to the extent taken into account in computing taxable income) attributable to the disposition of property other than property held in a trade or business to which the tax does not apply, less (iv) deductions properly allocable to such income.  Although no official guidance has been provided, it appears that any amounts that are treatable as taxable distributions when they are paid from an annuity contract would be included in the computation of net investment income.

Withholding

Pre-death distributions from the contracts are subject to federal income tax.  Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise.  If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

•	the distribution is made directly to another Tax Sheltered Annuity or IRA; or

•	the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.

In addition, under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding.  Such circumstances include:

•	if the payee does not provide Nationwide with a taxpayer identification number; or

•	if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding.  The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

Non-Resident Aliens

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed.  Nationwide is required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

(1)	provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

(2)	provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

(1)	the distribution is connected to the non-resident alien's conduct of business in the United States;

(2)	the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and

(3)	provide Nationwide with a properly completed withholding certificate claiming the exemption.

Note that these distributions may be subject to back-up withholding, currently 30%, if a correct taxpayer identification number is not provided.

Federal Estate, Gift, and Generation Skipping Transfer Taxes

The following transfers may be considered a gift for federal gift tax purposes:

•	a transfer of the contract from one contract owner to another; or

•	a distribution to someone other than a contract owner.

Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any.  A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

(a)	an individual who is two or more generations younger than the contract owner; or

(b)	certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not two or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose only, "contract owner" refers to any person:

•	who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

•	who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

Charge for Tax

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts.  If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

Tax Changes

The foregoing tax information is based on Nationwide's understanding of federal tax laws.  It is NOT intended as tax advice.  All information is subject to change without notice. You should consult with your personal tax and/or financial advisor for more information.

In 2001, the Economic Growth and Tax Relief Reconciliation Act ("EGTRRA") was enacted.  EGTRRA made numerous changes to the Internal Revenue Code, including the following:

• generally lowering federal income tax rates;

• increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities andQualified Plans;

•	increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;

• eliminating and/or reducing the highest federal estate tax rates;

• increasing the estate tax credit; and

• for persons dying after 2009, repealing the estate tax.

In 2006, the Pension Protection Act of 2006 made permanent the EGTRRA provisions noted above that increase the amounts that may be contributed to various retirement plans and that increase the portability of various retirement plans.  However, all of the other changes resulting from EGTRRA were scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation.  The sunset date for many of these provisions was extended to December 31, 2012 by the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010.  However, if these changes are not further extended (or modified) by new legislation, the Internal Revenue Code will be restored to its pre-EGTRRA form after December 31, 2012.  This creates uncertainty as to future tax requirements and implications.  Please consult a qualified tax or financial advisor for further information relating to these  and other tax issues.

State Taxation

The tax rules across the various states and localities are not uniform and therefore are not discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Contract owners and prospective contract owners should consult a financial consultant, tax advisor or legal counsel to discuss the taxation and use of the contracts.

STATEMENTS

Nationwide will mail contract owners statements and reports.  Therefore, contract owners should promptly notify the Service Center of any address change.

These mailings will contain:

•	statements showing the contract's quarterly activity; and

•
confirmation statements showing transactions that affect the contract's value.  Confirmation statements will not be sent for recurring transactions.  Instead, confirmation of recurring transactions will appear in the contract's quarterly statements.

Contract owners can receive information from Nationwide faster and reduce the amount of mail they receive by signing up for Nationwide's eDelivery program.  Nationwide will notify contract owners by email when important documents (statements, prospectuses and other documents) are ready for a contract owner to view, print, or download from Nationwide's secure server.  To choose this option, go to nationwide.com/login.

Contract owners should review statements and confirmations carefully.  All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract.  Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

INVESTMENTS

Nationwide intends to invest Guaranteed Period Option allocations received in fixed interest investments (bonds, mortgages, and collateralized mortgage obligations) in the same manner as Nationwide invests its general account assets.  Nationwide takes into account the various maturity durations of the Guaranteed Period Options (3, 4, 5, 6, 7, 8, 9, and 10 years) and anticipated cash-flow requirements when making investments.  Nationwide is not obligated to invest Guaranteed Period Option allocations in accordance with any particular investment objective, but will generally adhere to the overall investing philosophy of Nationwide.  The Specified Interest Rates declared by Nationwide for the various Guaranteed Period Options will not necessarily correspond to the performance of the nonunitized separate account.

CONTRACTS AND THE DISTRIBUTION (MARKETING)
OF THE GUARANTEED PERIOD OPTIONS

Nationwide Investment Services Corporation ("NISC"), acts as the national distributor of the contracts sold through this prospectus.  NISC is registered as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA").  NISC's address is One Nationwide Plaza, Columbus, Ohio 43215.  In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation.  NISC is a wholly owned subsidiary of Nationwide.

Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer firms.  Nationwide pays broker-dealers compensation for promoting, marketing and selling the variable life and variable annuity contracts it sponsors.  In turn, the broker-dealers pay a portion of the compensation to their registered representatives, under their own arrangements.  Nationwide does not expect the compensation paid to such broker-dealers (including NISC) to exceed 5.0% of premium payments (on a present value basis) for sales of the contracts described in this prospectus.  For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions.  Nationwide offers these contracts on a continuous basis, however no broker dealer is obligated to sell any particular amount of contracts.

LEGAL OPINION

Legal matters in connection with federal laws and regulations affecting the issue and sale of the contracts described in this prospectus and the organization of Nationwide, its authority to issue the contracts under Ohio law, and the validity of the contracts under Ohio law have been passed on by Nationwide's Office of General Counsel.

ABOUT NATIONWIDE

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide is a provider of life insurance, annuities and retirement products.  It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies.  Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies.  The Companies were organized under Ohio law in December of 1925 and 1933 respectively.  The Companies engage in a general insurance and reinsurance business, except life insurance.

Nationwide is relying on the exemption provided by Rule 12h-7 under the 1934 Act.  In reliance on that exemption, Nationwide does not file periodic reports that would be otherwise required under the 1934 Act.

You can request additional information by contacting the Service Center.

CONTACTING THE SERVICE CENTER

All inquiries, paperwork, information requests, service requests, and transaction requests should be made to the Service Center:

•	by telephone at 1-800-848-6331 (TDD 1-800-238-3035)

•	by mail to P.O. Box 182021, Columbus, Ohio 43218-2021.

Nationwide may be required to provide information about your contract to government regulators.  If mandated under applicable law, Nationwide may be required to reject a purchase payment and to refuse to process transaction requests for transfers, withdrawals, loans, and/or death benefits until instructed otherwise by the appropriate regulator.

Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine.  Nationwide may record telephone requests.  Telephone and computer systems may not always be available.  Any telephone system or computer, whether yours or Nationwide's, can experience outages or slowdowns for a variety of reasons.  The outages or slowdowns could prevent or delay processing.  Although Nationwide has taken precautions to support heavy use, it is still possible to incur an outage or delay.  To avoid technical difficulties, submit transaction requests by mail.

EXPERTS

To be filed by subsequent Post-Effective Amendment to the Registration Statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

APPENDIX A

Example A

Assume that a contract owner made a $10,000 allocation on the last day of a calendar quarter into a 5-year Guaranteed Period Option.  The Specified Interest Rate at the time is 8.5% and the 5-year interest rate swap in effect is 8%.  The contract owner decides to surrender the Guaranteed Period Option 985 days from maturity.  The Specified Value of the Guaranteed Period Option is $12,067.96.  At this time, the 3-year interest rate swap is 7%.  (985/365.25 is 2.69, which rounds up to 3.)

		d
	1 + a	365.25
MVA Factor =	1 + b + 0.0025

		985
	1 + 0.08	365.25
MVA Factor =	1 + 0.07 + 0.0025

MVA Factor =	1.01897

Surrender Value=	Specified Valuex	MVA Factor

Surrender Value=	$12,067.96 x	1.01897

*Surrender Value=	$12,296.89

*Assumes no contingent deferred sales charges are applicable.

Specified Value (for purposes of the Example) = the amount of the Guaranteed Period Option allocation ($10,000), plus interest accrued at the Specified Interest Rate (8.5%).

a =	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;

b =
the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and

d =	the number of days remaining in the Guaranteed Period.

Example B

Assume that a contract owner made a $10,000 allocation on the last day of a calendar quarter into a 5-year Guaranteed Period Option.  The Specified Interest Rate at the time is 8.5% and the 5-year interest rate swap in effect is 8%.  The contract owner decides to surrender his money 985 days from maturity.  The Specified Value of the Guaranteed Period Option is $12,067.96.  At this time, the 3-year interest rate swap is 9%.  (985/365.25 is 2.69, which rounds up to 3.)

		d
	1 + a	365.25
MVA Factor =	1 + b + 0.0025

		985
	1 + 0.08	365.25
MVA Factor =	1 + 0.09 + 0.0025

MVA Factor =	0.96944

Surrender Value=	Specified Valuex	MVA Factor

Surrender Value=	$12,067.96 x	0.96944

*Surrender Value=	$11,699.17

*Assumes no contingent deferred sales charges are applicable.

Specified Value (for purposes of the Example) = the amount of the Guaranteed Period Option allocation ($10,000), plus interest accrued at the Specified Interest Rate (8.5%).

a =	the Interest Rate Swap for a period equivalent to the Guaranteed Period at the time of deposit in the Guaranteed Period Option;

b =
the Interest Rate Swap at the time of distribution for a period of time equivalent to the time remaining in the Guaranteed Period. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Period; and

d =	the number of days remaining in the Guaranteed Period.

The table set forth below illustrates the impact of a Market Value Adjustment applied upon a full surrender of a 10-year Guaranteed Period Option allocation, at various stages of the corresponding Guaranteed Period.  These figures are based on Interest Rate Swap of 8% (a in the Market Value Adjustment formula) and varying current yield Interest Rate Swap shown in the first column (b in the Market Value Adjustment formula).

Current Yield	Time Remaining to the End of the Guaranteed Period	Specified Value	Market Value Adjustment	Market Value
12%	9	$10,850	-29.35%	$7,665
	7	$12,776	-23.68%	$9,751
	5	$15,040	-17.56%	$12,399
	2	$19,215	-7.43%	$17,786
	180	$21,733	-1.88%	$21,323
10%	9	$10,850	-16.94%	$9,012
	7	$12,776	-13.44%	$11,059
	5	$15,040	-9.80%	$13,566
	2	$19,215	-4.04%	$18,438
	180	$21,733	-1.01%	$21,513
9%	9	$10,850	-9.84%	$9,782
	7	$12,776	-7.74%	$11,787
	5	$15,040	-5.59%	$14,199
	2	$19,215	-2.28%	$18,777
	180	$21,733	-0.57%	$21,610
8%	9	$10,850	-2.06%	$10,627
	7	$12,776	-1.61%	$12,571
	5	$15,040	-1.15%	$14,867
	2	$19,215	-0.46%	$19,126
	180	$21,733	-0.11%	$21,708
7%	9	$10,850	6.47%	$11,552
	7	$12,776	5.00%	$13,414
	5	$15,040	3.55%	$15,573
	2	$19,215	1.40%	$19,484
	180	$21,733	0.34%	$21,808
6%	9	$10,850	15.84%	$12,569
	7	$12,776	12.11%	$14,324
	5	$15,040	8.51%	$16,321
	2	$19,215	3.32%	$19,853
	180	$21,733	0.81%	$21,909
4%	9	$10,850	37.45%	$14,914
	7	$12,776	28.07%	$16,362
	5	$15,040	19.33%	$17,948
	2	$19,215	7.32%	$20,623
	180	$21,733	1.76%	$22,115

PART II
INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.                 Other Expenses of Issuance and Distribution

Not Applicable

Item 14.                 Indemnification of Directors and Officers

Ohio's General Corporation Law expressly authorizes and Nationwide's Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide was or is a party; or is threatened to be made a party to:

o	any threatened, pending or completed civil action, suit or proceeding;

o	any threatened, pending or completed criminal action, suit or proceeding;

o	any threatened, pending or completed administrative action or proceeding;

o	any threatened, pending or completed investigative action or proceeding; ,

The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by Ohio's General Corporation Law.

Nationwide has been informed that in the opinion of the Securities and Exchange Commission the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and its directors, officers and/or controlling persons will be governed by the final adjudication of such issue.  Nationwide will not be required to seek the court's determination if, in the opinion of Nationwide's counsel, the matter has been settled by controlling precedent.

However, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted.

Item 15.                 Recent Sales of Unregistered Securities

Not Applicable

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibit	Description

1	Not applicable
2
Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life Insurance Company effective December 31, 2009-filed previously on January 4, 2010, with N-4 Registration No. 333-164125.

3(i)
Amended Articles of Incorporation Nationwide Life Insurance Company-filed previously on October 2, 2008, with Pre-Effective Amendment No. 3 to Form S-1 for Nationwide Life Insurance Company, Registration No. 333-149613.

3(ii)	Nationwide Life Insurance Company Amended and Restated Code of Regulations- filed previously on January 4, 2010, with N-4 Registration No. 333-164125.
4(i)
Individual Annuity Contract- filed previously as Exhibit 4(a) to Pre-Effective Amendment No. 1 to Form S-1, Commission File Number 333-49112, filed on February 9, 2001 and incorporated herein by reference.

4(ii)	Group Annuity Contract- filed previously as Exhibit 4(b) to Pre-Effective Amendment No. 1 to Form S-1, Commission File Number 333-49112, filed on February 9, 2001 and incorporated herein by reference.
4(iii)
Group Annuity Certificates- filed previously as Exhibit 4(c) to Pre-Effective Amendment No. 1 to Form S-1, Commission File Number 333-49112, filed on February 9, 2001 and incorporated herein by reference.

5	Opinion Regarding Legality - To be filed by subsequent Post-Effective Amendment to the Registration Statement.
6	Not applicable

7	Not applicable
8	None.
9	Not applicable
10	Not applicable
11	Not applicable
12	Not applicable
13	Not applicable
14	Not applicable
15	Not applicable
16	Not applicable
17	Not applicable
18	Not applicable
19	Not applicable
20	Not applicable
21	Subsidiaries of the Registrant - To be filed by subsequent Post-Effective Amendment to the Registration Statement.
22	Not applicable
23(i)	Consent of Independent Registered Public Accounting Firm - To be filed by subsequent Post-Effective Amendment to the Registration Statement.
23(ii)	Consent of Counsel-Attached hereto as Exhibit 5.
24	Power of Attorney-Attached hereto.
25	Not applicable
26	Not applicable
27	Not applicable

(b)           Financial Statement Schedules

To be filed by subsequent Post-Effective Amendment to the Registration Statement.

Item 17                 Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 2 nd day of March , 201 2.

NATIONWIDE LIFE INSURANCE COMPANY
                 (Registrant)
By: /s/ TIMOTHY D. CRAWFORD
                  Timothy D. Crawford

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 6 to the Registration Statement has been signed by the following persons in the capacities indicated on the 2 nd day of March , 201 2 .

KIRT A. WALKER
Kirt A. Walker, President, Chief Operating Officer, and Director
MARK R. THRESHER
Mark R. Thresher, Executive Vice President and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
PETER A. GOLATO
Peter A. Golato, Senior Vice President- Nationwide Financial Network and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director

By /s/ TIMOTHY D. CRAWFORD
Timothy D. Crawford
Attorney-in-Fact